EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL COMPANY ANNOUNCES COMMON STOCK OFFERING

     SAN DIEGO, August 7, 2003 — La Jolla Pharmaceutical Company today announced an underwritten public offering of approximately $22.4 million of common stock. Pursuant to the terms of the underwriting agreement, the Company has agreed to sell 8,150,000 shares of its common stock at a price per share to the public of $2.75. All of the shares are being offered by the Company.

     Pacific Growth Equities, LLC is the underwriter for the offering. The shares of common stock are only being offered pursuant to a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus detailing the offering may be obtained from Pacific Growth Equities, LLC at Four Maritime Plaza, San Francisco, CA 94111.

     A registration statement relating to these securities was filed with and has been declared effective by the United States Securities and Exchange Commission.

     La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases including lupus and antibody-mediated thrombosis.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of La Jolla Pharmaceutical Company, and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from current expectations. The prospectus and prospectus supplement contain important information, and potential investors are urged to read these documents and other relevant documents filed with the Securities and Exchange Commission.